Exhibit (h)(1)

                                     FORM OF
                             DISTRIBUTION AGREEMENT


         DISTRIBUTION AGREEMENT, dated _________, 2004 (the "Agreement"), between BTOP50 CTA Index Fund, a Delaware statutory trust (the "Fund"), and Asset Alliance Investment Services, Inc., a Delaware corporation (the "Distributor"). The Fund is registered as an investment company under the Investment Company Act of 1940 (the "Investment Company Act"), and an indefinite number of shares of the Fund's common shares, par value $.001 per share (the "Shares"), have been registered under the Securities Act of 1933 (the "1933 Act") to be offered for sale to the public in an initial public offering and subsequently, if the Fund so determines, a continuous public offering in accordance with terms and conditions set forth from time to time in the Prospectus and Statement of Additional Information (collectively, the "Prospectus") of the Fund included in the Fund's Registration Statement on Form N-2 as such documents may be amended from time to time.

         In this connection, the Fund desires that the Distributor act as its exclusive sales agent and distributor for the sale and distribution of the Shares. The Distributor has advised the Fund that it is willing to act in such capacities, and it is accordingly agreed between them as follows:

         1. The Fund hereby appoints the Distributor as exclusive sales agent and distributor for the sale and distribution of Shares pursuant to the aforesaid continuous public offering of Shares, and the Fund further agrees from and after the commencement of such continuous public offering that it will not, without the Distributor's consent, sell or agree to sell any Shares otherwise than through the Distributor, except the Fund may issue Shares in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted under the Investment Company Act.

         2. The Distributor hereby accepts such appointment and agrees to use its best efforts to sell such Shares; provided, however, that when requested by the Fund at any time for any reason the Distributor will suspend such efforts. The Fund may also withdraw the offering of Shares at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that the Distributor does not undertake to sell all or any specific portion of the Shares of the Fund. The Fund acknowledges that the Distributor will enter into sales or servicing agreements with registered securities brokers and banks and into servicing agreements with financial institutions and other industry professionals, such as investment advisers, accountants and estate planning firms. In entering into such agreements, the Distributor shall act only on its own behalf as principal underwriter and distributor. The Distributor shall not be responsible for making any distribution plan or service fee payments pursuant to any plans the Fund may adopt or agreements it may enter into.

         3. The Distributor represents that it is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and agrees that it will use all reasonable efforts to maintain such status and to abide by the Conduct Rules, Constitution and Bylaws of the NASD, and all other rules and regulations that are now or may become applicable to its performance hereunder. The Distributor will undertake and discharge its obligations hereunder as an independent contractor and it shall have no authority or power to obligate or bind the Fund by its actions, conduct or contracts except that it is authorized to accept orders for the purchase or repurchase of Shares as the Fund's agent and subject to its approval. Both the Distributor and the Fund reserve the right to reject any order in whole or in part. The Distributor may appoint sub-agents or distribute through dealers or otherwise as it may determine from time to time pursuant to agreements approved by the Fund, but this Agreement shall not be construed as authorizing any dealer or other person to accept orders for sale or repurchase of Shares on behalf of the Fund or otherwise act as the Fund's agent for any purpose. The Distributor shall not utilize any materials in connection with the sale or offering of Shares except the then current Prospectus and such other materials as the Fund shall provide or approve in writing.

         4. Shares may be sold by the Distributor only at prices and on terms described in the then current Prospectus relating to the Shares and may be sold either through persons with whom it has selling agreements in a form approved by the Fund's Board of Trustees or directly to prospective purchasers. To facilitate sales, the Fund will furnish the Distributor with the net asset value of its Shares promptly after each calculation thereof.

         5. The Fund has delivered to the Distributor a copy of the current Prospectus for the Fund. If and so long as the Fund determines that it wishes to make a continuous offering of its Shares, the Fund agrees that it will use its best efforts to continue the effectiveness of its Registration Statement filed under the 1933 Act and the Investment Company Act and further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with such Acts. The Fund will furnish the Distributor at the Distributor's expense with a reasonable number of copies of the Prospectus and any amended Prospectus for use in connection with the sale of Shares.

         6. At the Distributor's request, the Fund will take such steps at its own expense as may be necessary and feasible to qualify Shares for sale in states, territories or dependencies of the United States of America and in the District of Columbia in accordance with the laws thereof, and to renew or extend any such qualification; provided, however, that neither the Distributor nor the Fund shall be required to qualify Shares or to maintain the qualification of Shares in any state, territory, dependency or district where it shall deem such qualification disadvantageous to the Fund or, in the case of the Distributor, to the Distributor.

         7. The Distributor agrees that:

         (a) It will furnish to the Fund any pertinent information required to be inserted with respect to the Distributor as exclusive sales agent and distributor within the purview of Federal and state securities laws in any reports or registrations required to be filed with any government authority;

         (b) It will not make any representations inconsistent with the information contained in the Registration Statement or Prospectus filed under the Securities Act of 1933, as in effect from time to time;

         (c) It will not use or distribute or authorize the use or distribution of any statements other than those contained in the Fund's then current Prospectus or in such supplemental literature or advertising as may be authorized in writing by the Fund; and

         (d) The Fund has adopted a plan of distribution (the "Plan") on behalf of its Class A, Class B, Class C, Class D and Class E Shares, respectively, which will become effective with respect to each such Class of Shares upon the occurrence of the events and approvals with respect to such Class described in the Plan. The Plan provides for the payment of certain fees and charges in connection with the distribution and servicing of Fund Shares and the Distributor agrees to take no action inconsistent with said Plan as in effect at the time of such action.

         (e) That the fees and charges arising in connection with the distribution and servicing of Fund Shares are currently subject to cap under NASD Conduct Rule 2710. Such cap, in the context of a best efforts underwriting, currently is set by the NASD at 8% of the offering price of such Fund Shares, and may be subject to change in the future as required by the Fund in order to comply with then applicable NASD requirements.

         8. The Fund will pay its legal and auditing expenses and the cost of composing, printing and distributing any Prospectuses and annual or interim reports of the Fund.

         9. Fees and Charges Payable to the Distributor by the Fund.

         (a) The Fund will pay the Distributor a specified Distribution Fee and Annual Service Fee with respect to each Class of Shares of the Fund as set forth on Appendix A ("Appendix A") to the Plan and in accordance with the terms of the Plan; provided, however, that payments shall only be due or paid to the Distributor under the Plan to the extent that (i) the Plan has become effective and (ii) this Agreement has been approved at an in person meeting of the Fund's Board of Trustees called for the purpose of approving this Agreement by a majority of (A) the members of the Board of Trustees of the Fund (such approval, "Trustee Approval") and (B) the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Fund and who have no direct or indirect financial interest in the operation of this Agreement or in any agreement entered into in connection with this Agreement (such approval, "Disinterested Trustee Approval").

         (b) In addition, prior to receiving written notice from the Fund that the Plan has or will not become effective with respect to each Class of shares listed on Appendix A, the Distributor will escrow all amounts paid to it with respect to Class A shares that, were the Fund permitted to issue the Classes of Shares and be paid the Distribution Fees and Annual Service Fees set forth on Appendix A, would not be paid to the Distributor due to the retroactive conversion of certain Class A Shares into Shares of other Classes. Upon notice from the Fund that the Plan has become effective (either in its entirety or with respect to a particular Class of shares described on Appendix A) or will not become effective (either in its entirety or with respect to a particular Class of shares described on Appendix A), the Distributor will, as necessary to comply with the Plan as then in effect, return to the Fund any escrowed amounts representing Distribution Fees or Annual Service Fees (including interest thereon) to which the Distributor would not be entitled under the Plan if Class A, Class B, Class C, Class D and Class E Shares had been issued from the outset of the Fund's offering.

         (c) In the event that any Share of the Fund is sold back to the Fund within 12 months of being issued, the Distributor will be entitled to receive from the redemption proceeds with respect to such Share a contingent deferred sales charge (the "Contingent Deferred Sales Charge"), which charge will vary by Share Class. The Contingent Deferred Sales Charge with respect to any Share sold back to the Fund within 12 months of issuance will equal the excess of the amount of the Distribution Fee payable with respect to such Share (as described in Appendix A) over the actual monthly Distribution Fee payments made with respect to such Share since its issuance or, in the event the Plan is not in effect at the time such Share is sold back to the Fund, the amount of the Distribution Fee payable with respect to such Share will be the then applicable percentage of the public offering price of a Class A Share.

         (d) Any other provision in this Agreement notwithstanding, in the event the Fund informs the Distributor that it has determined not to adopt or to terminate the Plan, the Distributor will be entitled to receive (i) as Distribution Fees and Annual Service Fees with respect to the Fund's Shares an amount equal to the Distribution Fees and Annual Service Fees applicable to the Class A Shares as set forth in the Prospectus from time to time, and (ii) as Contingent Deferred Sales Charges with respect to Shares sold back to the Fund within 12 months after issuance equal to the excess of the Distribution Fee applicable to Class A Shares as set forth in this Prospectus from time to time over the actual portion of the Distribution Fee previously paid to the Distributor in respect of such Share.

         10. Indemnification and Contribution.

         (a) The Fund agrees to indemnify, defend and hold the Distributor, its officers, directors, employees and agents and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (each, an "indemnitee"), free and harmless from any and all liabilities and expenses, including costs of investigation or defense (including reasonable counsel fees) incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such indemnitee may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while the Distributor was active in such capacity or by reason of the Distributor having acted in any such capacity or arising out of or based upon any untrue statement of a material fact contained in the then-current Prospectus relating to the Shares or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Fund expressly for use in any such Prospectus; provided, however, that (i) no indemnitee shall be indemnified hereunder against any liability to the Fund or the shareholders of the Fund or any expense of such indemnitee with respect to any matter as to which such indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that its action was in the best interest of the Fund or arising by reason of such indemnitee's willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement ("disabling conduct"), or (ii) as to any matter disposed of by settlement or a compromise payment by such indemnitee, no indemnification shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such indemnitee appears to have acted in good faith in the reasonable belief that its action was in the best interest of the Fund and did not involve disabling conduct by such indemnitee. Notwithstanding the foregoing the Fund shall not be obligated to provide any such indemnification to the extent such provision would waive any right which the Fund cannot lawfully waive.

         (b) The Distributor agrees to indemnify, defend and hold the Fund, its investment adviser and each of their respective Trustees, officers, employees and agents, and any person who controls the Fund within the meaning of Section 15 of the 1933 Act (each, an "indemnitee"), free and harmless from and against any and all liabilities and expenses, including costs of investigation or defense (including reasonable counsel fees) incurred by such indemnitee, but only to the extent that such liability or expense shall arise out of or be based upon any untrue or alleged untrue statement of a material fact contained in information furnished in writing by the Distributor of the Fund expressly for use in a Prospectus or any alleged omission to state a material fact in connection with such information required to be stated therein or necessary to make such information not misleading or arising by reason of disabling conduct by such indemnitee or any person selling Shares pursuant to an agreement with the Distributor.

         (c) The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that he is entitled to such indemnification and if the trustees of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (i) the indemnitee shall provide a security for his undertaking, (ii) the Fund shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of trustees of the Fund who are neither "interested persons" of the Fund (as defined in Section 2(a)(19) of the Act) nor parties to the proceeding ("Disinterested Non-Party Trustees") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

         (d) All determinations with respect to indemnification hereunder shall be made (i) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct or, (ii) in the absence of such a decision, by (A) a majority vote of a quorum of the Disinterested Non-party Trustees of the Fund, or (B) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

         (e) If the indemnification provided for in Section 10 is unavailable to an indemnitee under paragraphs (a) or (b) hereof in respect of any losses, claims, damages, liabilities or expenses referred to herein, then an indemnifying party, in lieu of indemnifying such indemnitee, shall contribute to the amount paid or payable by such indemnitee as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Fund on the one hand and the Distributor on the other hand from the offering of the Shares, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Fund on the one hand and the Distributor on the other in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Fund on the one hand and the Distributor on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Fund bear to the total Distribution Fees and Service Fees received by the Distributor. The relative fault of the Fund and the on the one hand and the Distributor on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Fund on the one hand or by the Distributor on the other hand and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         (f) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Distributor, and each trustee and shareholder of the Fund and each director of the Fund's investment adviser, respectively, each officer of the Fund who signed the Registration Statement, and each person, if any, who controls the Fund or the Fund's investment adviser, within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Fund.

         11. This Agreement shall become effective on the date first set forth above and shall remain in effect (a) until terminated, or (b) if the Distributor is receiving payments pursuant to the Plan and the following more frequent approval is required by the exemptive order or any rule pursuant to which the Plan is in effect, for up to two years from such date (one year in the case of Section 9) and thereafter from year to year provided such continuance is specifically approved at least annually prior to each anniversary of such date (i) by Trustee Approval or by vote at a meeting of shareholders of the Fund of the lesser of (A) 67 per cent of the Shares present or represented by proxy at a meeting at which a quorum of at least 50% of the outstanding Shares is present and (B) 50 per cent of the outstanding Shares, and (ii) by Disinterested Trustee Approval.

         12. This Agreement may be terminated (a) by the Distributor at any time without penalty by giving sixty (60) days written notice to the Fund which notice may be waived by the Fund; or (b) by the Fund at any time without penalty upon sixty (60) days written notice to the Distributor (which notice may be waived by the Distributor); provided, however, that any such termination by the Fund shall be directed or approved in the same manner as required for continuance of this Agreement by Section 11(a) (or, in the case of termination of Section 9, by Section 11(b)). Notwithstanding the foregoing, unless inconsistent with any exemptive order or rule pursuant to which the Distributor receives payments in respect of multiple Classes of Shares, upon any termination of this Agreement the Distributors shall be entitled to continue receiving the Distribution Fee and Contingent Deferred Sales Charge (if any) in respect of each Share outstanding at the time of such termination.

         13. This Agreement may not be amended or changed except in writing signed by each of the parties hereto and approved in the same manner as provided for continuance of this Agreement in Section 11. Any such amendment or change shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Agreement shall not be assigned by either party and shall automatically terminate upon assignment (as such term is defined in the Investment Company Act and the rules thereunder).

         14. This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements to be performed entirely therein and in accordance with applicable provisions of the Investment Company Act.

         15. If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected or impaired thereby.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                   BTOP50 CTA INDEX Fund


                                   By: __________________________
                                       Name:
                                       Title:


                                   ASSET ALLIANCE INVESTMENT SERVICES, INC.


                                   By: __________________________
                                       Name:
                                       Title: